EXHIBIT 99.2

Earnings Conference Call July 20, 2005

Ken Hunt:
Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening. We have continuing good news to discuss with you today!

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on “Forward Looking Statements.”

Forward Looking Statements
STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,”“ANTICIPATES,”“PLANS,”“EXPECTS,” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

General Comments - Ken Hunt
Today, we are going to review the results for 2nd quarter, 2005. We will also comment on trends in our industry and our role in the growth of secure transactions made possible by VASCO’s products and solutions.

The 2nd Quarter continued our historical pattern of strong results from our existing customer base combined with a satisfying number of new accounts produced through our growing reseller channel. Revenues for the 2nd Quarter were $12,345,000 million, up 8% sequentially over 1st Quarter 2005, and a 72% increase over the comparable 2nd Quarter of 2004.

New accounts continued to grow during the 2nd Quarter. During the quarter we sold an additional 192 new accounts, including 23 new banks, and 169 new Corporate Network Access customers. Almost all of these Corporate Network Access new accounts and many of the new bank customers were generated through our distributor and reseller partners. Through six months 2005 we have sold 376 new accounts including 41 new banks and 335 Corporate Network Access new accounts. Comparatively, for all of 2004, we produced 543 new accounts, including 70 banks and 473 corporate customers.

We now have over 393 banks as customers, plus close to 2,000 network access accounts including corporations, federal, state and local governments located in over 90 countries around the world.

The distributor/reseller channel is a continued focus for our business development staff. Program-to-date we have signed 44 distributors who, in turn, service a network of over 1,500 resellers.

VASCO’s Sustainable, Repeatable Sales Model:
I know many of you have heard this before, but it is key to the results that our company is posting every quarter. We have a sustainable, repeatable sales model. Our bank customers launch multi-year projects that are supported by our strong authentication products. These projects are directed towards large corporate and consumer customers, and are rolled out over 2-4 years. Many of our bank customers secure their orders with firm 12-month PO’s giving us great visibility for our future revenue flow. The 180 new bank customers we signed in 2003, 2004, and the first six months of 2005, are now in various stages of their 2-4 year roll-out’s, adding to the sustainable, repeatable revenue flow that we see from other long-standing banking customers, some going back to 1987. This is creating a “layering-effect” and is driving our top line revenue and guidance.

High Volume, High Quality, Low Cost Producer:
Many of you have also heard this before. Our strategy is to be the High-Volume, High-Quality, Low-Cost Producer. That strategy serves us well in the very large deployments on which we focus.

Our strong business continues, with approximately 1.6 million Digipass units sold and shipped during 2nd Quarter 2005. This performance follows our strong 1st Quarter 2005 in which we sold and shipped over 1.5 million Digipasses. In total, approximately 16.5 million Digipass units have been sold and shipped through the end of 2nd Quarter 2005, excluding an estimated 2.5 million units sold by AOS prior to our acquisition. We are now the clear leader in the number of security token units sold and shipped on a quarterly basis, and program-to-date. We expect that our unit sales will continue to accelerate as we develop new markets and identify new audiences for the Company’s products.

As of January 1st of this year, a new standard for smart cards was officially launched in Europe, Asia and South America will follow starting January 1st, 2006. This new standard is known as EMV, which stands for Europay, MasterCard, Visa. VASCO has been investing in this new smartcard standard for over three years. VASCO’s partner, MasterCard expects this new standard to dramatically decrease “card not present” Internet fraud. VASCO, with its unconnected smartcard reader family is planning to be a major supplier to the hundreds of millions of potential users, supplied through its traditional banking partners. The acquisition of AOS-Hagenuk is consistent with our on-going investment in this opportunity.
I recommend that all of you do a search on the Internet for EMV.

Introduce Jan Valcke:
At this time I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer. Jan, congratulations to you and your team on another great Quarter.

Comments By Jan
Thank you, Ken.

On the operational level, the second quarter of 2005 was another successful quarter in which we were able to strengthen our position as market leader. VASCO is not afraid to call itself the market leader as a provider of strong authentication products to the financial sector. We have every reason to do so.

Markets
With regards to the markets, VASCO has been very successful in winning new financial institutions in Q2, with an average rate of 2 new banks/week. We added 23 new banks to our customer base, which brings us to almost 400 banks using our Digipass. A huge competitive advantage for VASCO is its low Total Cost of Ownership model.

When we are talking about TCO, we mean a lot more than a low production cost of our Digipass. The easy implementation of our VACMAN Controller in the bank’s system and the smooth deployment of the product are other important assets to keep the TCO low. The vast experience of VASCO in the banking sector allows us to help our new customers with both the implementation and the roll out of their e-banking system, which prevents them from making costly mistakes.

The world starts to realize what our position is in the banking market. As an example, Frost and Sullivan awarded VASCO with the 2005 Vertical Market Penetration Award because of our spectacular growth in the banking sector.

VASCO is the market leader in that sector. And not only with regards to other strong authentication products. Today we can compete with all so called generic competition, including scratch and TAN lists, in the field of quality, flexibility, TCO and large volume deployments.

The attitude towards strong authentication is changing worldwide. In many countries, strong authentication is becoming a “must” for a large variety of e-banking applications. This results in a substantial growth of the number of countries in which VASCO has customers. Currently, we are getting very close to 100 countries where people use Digipass for secure e-banking!

VASCO has announced several new banking customers in Q2, and we can proudly announce that we have completed the development of the Digipass GO3 for VeriSign with the OATH algorithm. We expect to start shipping the units in quantity in Q3.

In the C.N.A. market, our strategy is to tackle the corporations via the banks. Banks often launch large marketing campaigns when they start rolling out Digipass. When, in a next phase, employees are already using Digipass for their e-banking, it will be very easy for them to accept Digipass as a working tool in their professional environment. We think that the huge success of VASCO in the e-banking market and the growth of the number of countries we penetrated, will in time result in a substantial growth of our revenue in the C.N.A. market.

We tackle the Corporate Network Access market through our channel, our network of distributors and resellers. VASCO continuously strengthens that network. In Q2 we signed three new distributors. At this moment, we win 3 new C.N.A. customers every working day.

People
The people are the most important asset of a company. For VASCO this is not a cliché, it is the truth.

VASCO has developed 4 business hubs: Brussels, Sydney, Boston and Singapore. The last quarters VASCO has put a lot of effort in the maturity and independence of its local offices.

The last quarter, we focused on three aspects:

1.	to enhance the independence of the business hubs thanks to the strong business foundations created in the past.
2.	to strengthen the local offices with regards to manpower, new hirings.
3.	to start creating business clusters in other countries in the same region. These are not necessarily new VASCO offices like for example in Shanghai, but it can also be agents, people working from home to tackle the local market.

Our Wemmel (Brussels) office plays a major role in this process. Thanks to the strong management in Wemmel, the experience they built up is shared with the local business hubs, thus allowing them to use this experience to tackle their own market and to set up offices in neighboring markets. This strategy works.

VASCO’s fast growth makes it an attractive company to work for. Together with the challenging environment in the IT sector, this makes it relatively easy for VASCO to hire new people.

In addition to business hubs, VASCO has created 4 development hubs:
-	Brisbane, Australia, for the C.N.A. products
-	Bordeaux, France, for the integration of VASCO’s products into partner products. Bordeaux and Brisbane work closely together
-	Den Bosch (The Netherlands) for secure readers and smart cards
-	Wemmel, Belgium, for hardware Digipass

In this respect, we are happy to announce that the integration of AOS-Hagenuk has been completed a couple of months ago. The Dutch subsidiary of VASCO fully contributes to VASCO’s R&D efforts and its revenue.

VASCO accelerates its marketing efforts in all its business hubs. The banking summits have proven to be a huge success. During Q3 and Q4, VASCO will tackle the American continent. On August 31, a banking summit will be held in Sao Paolo (Brazil). Our Boston (U.S.A.) banking summit is planned for Q4 or the beginning of 2005.

In the product field, VASCO’s strategy cannot be explained due to competitive reasons. However, I can tell you that we fully take the responsibilities of market leader. We are an application driven product company, but we also want to be trendsetters.

With regards to hardware Digipass products, our R&D team has been strengthened by the AOS-Hagenuk team. Other reinforcements will follow, in order to follow up and anticipate special needs and complex questions of customers and prospects.
VASCO plans to strengthen its software R&D team for the same reasons.

In its product strategy, VASCO has defined four technologies:
-	Hardware
-	Middleware Software
-	Services
-	Security Software

In the short term, VASCO focuses on Hardware and Middleware Software. We have developed very detailed plans for these product ranges. For both of them, a “make or buy” strategy is in place. VASCO cannot give any details due to competitive reasons.

Bottom line is that VASCO wants to expand its market leadership and become a technology innovator, a trendsetter.

Cliff will give you detailed information about the last important element of a company, the cash.

Our core strategy is to have a good mix between large deployments in the banking world with lower margins and smaller deployments in C.N.A. with high margins. If you have a look at our margins for Q2, you can see that the strategy works.

Thank you.

Ken Hunt Introduce Cliff Bown:
At this time I would like to turn the call over to Cliff Bown, our Chief Financial Officer.

CLIFF:
As noted earlier by Ken, revenues for the second quarter and first six months of 2005 were $12.3 million and $23.8 million, respectively, an increase of $5.2 million or 72% over the second quarter of 2004 and an increase of $10.6 million or 80% over the first six months of 2004. Revenues for the quarter and first six months included $1.4 million and $2.2 million, respectively, net of purchase accounting adjustments, from AOS-Hagenuk, which was acquired in February 2005. Revenues for AOS before purchase accounting adjustments for the quarter and first six months were $1.5 million and $2.5 million, respectively. Excluding the revenue from AOS, our revenue grew 53% over the second quarter 2004 and 63% over the first six months of 2004.

Revenue for the second quarter of 2005 was 8% higher than the first quarter of 2005 if you include the AOS revenue and 3% higher than Q1 of 2005 if you exclude the AOS revenue.

Compared to 2004, the increase in revenue for the second quarter and first six months reflected significant increases from both the Banking and the Corporate Network Access markets. Revenues in the second quarter of 2005 from the Banking and the Corporate Network Access markets increased 85% and 20%, respectively. Revenues for the first six months of 2005 from the Banking and the Corporate Network Access markets increased 98% and 17%, respectively.

The distribution of our revenue in both the second quarter and first six months of 2005 between our two primary markets was approximately 86% from the Banking and 14% from the Corporate Network Access. In the second quarter of 2004, approximately 80% came from the Banking and 20% came from Corporate Network Access. For the first six months of 2004, approximately 78% of our revenue came from banking and 22% came from Corporate Network Access.

The geographic distribution of our revenue in the second quarter of 2005 was approximately 80% from Europe, 6% from the U.S. and the remaining 14% from other countries, with notable contributions from Asia in 2005. It should be noted that revenue from each of the primary geographic areas, Europe, the United States and Asia, increased in the second quarter 2005 as compared to the second quarter of 2004. For the second quarter of 2004, 80% of the revenue was from Europe, 9% was from the U.S. and 11% was from other countries.

The geographic distribution of our revenue for the first six months of 2005 was approximately 83% from Europe, 6% from the U.S. and the remaining 11% from other countries. For the first six months of 2004, 81% of the revenue was from Europe, 9% was from the U.S. and 10% was from other countries. As was the case for the second quarter, revenue from each of our primary geographic areas increased for the first six months of 2005 as compared to the first six months of 2004.

Gross profit as a percentage of revenue for the second quarter and first six months of 2005 was approximately 65% and 64%, respectively, and compares to 71% and 72% for second quarter and first six months of 2004, respectively. The decline in gross profit as a percentage of revenue in 2005 compared to 2004 in both the quarter and first six months was primarily related to a lower average sales price partially offset by lower average cost of product produced, and the stronger Euro. The lower sales price was primarily in the banking market and reflects the increase in the size of deployments to the Banks’ retail customers.

It is important to note that as strong authentication is deployed to consumers in large volumes, the average selling price per token will be lower than sales into the Corporate Network Access market and Corporate banking markets. As Ken and Jan have noted previously, our strategy of being the high-volume, high-quality, low-cost producer has positioned the company to compete effectively in this consumer market and has resulted in significant sales for consumer-related applications in each of the last three quarters.

The Company shipped approximately 1.6 million tokens in the second quarter of 2005, up from 1.5 million tokens in the first quarter of 2005 and 1.0 million tokens in the fourth quarter of 2004. Tokens shipped in the second quarter and for the first six months of 2005 were more than 150% and 170%, respectively, greater than the second quarter and first six months of 2004. The average selling price per token, including related software, was approximately $7.85 for the second quarter of 2005 and $7.73 for the first six months of 2005. In 2004, the average selling price per token, including related software was approximately $11.48 for the second quarter of 2004 and $11.73 for the first six months.

Operating expenses for the second quarter of 2005 were $5.8 million, an increase of $2.2 million or 60% from the second quarter of 2004. Operating expenses included $696,000 related to AOS, of which $134,000 were related to the amortization of intangibles assets arising from the acquisition. Excluding the AOS expenses, operating expenses for the quarter increased 41% over the second quarter of 2004.

Operating expenses for the first six months of 2005 were $11.1 million, an increase of $3.9 million or 55% from the first six months of 2004. Operating expenses included $1,154,000 related to AOS, of which $222,000 were related to the amortization of intangibles assets arising from the acquisition. Excluding the AOS expenses, operating expenses for the quarter increased 39% over the first six months of 2004.

In addition to the expenses related to AOS, operating expenses increased in each of the three major categories, sales and marketing, research and development, and general and administrative when compared to the second quarter and first six months in 2004. The majority of the increases in expenses was in the sales and marketing area and were related to the Company’s increased investment is sales staff and marketing programs. As noted in previous conference calls, changes in exchange rates also resulted in increased operating expenses for the second quarter and first six months of 2005. Changes in exchange rates resulted in an increase in expense of approximately $207,000 and $435,000, respectively, for the second quarter and first six months of 2005 over the same periods in 2004.

It should be noted that while overall operating expenses increased, operating expense as a percentage of revenue declined. Operating expenses as a percentage of revenue were 46.7% for the second quarter of 2005, an improvement of 3.4 percentage points from the 50.1% reported for the second quarter of 2004. Operating expenses as a percentage of revenue were 46.5% for the first six months of 2005, an improvement of 7.6 percentage points from the 54.1% reported for the same period of 2004. As Ken has often mentioned in the past, we believe that the decline in operating expenses as a percentage of revenue reflects the leverage, or opportunity for improved operating productivity, that is in the Company’s business model. By working through the distributor and reseller network and also as a result of selling larger quantities related to consumer applications, the Company is able to support higher levels of revenue without commensurate increases in its expense base.

As discussed in prior conference calls, changes in currency exchange rates can have a significant impact on our results. Approximately 75% of our operating expenses in the second quarter of 2005 were denominated in currencies other than the U.S. Dollar. Two primary foreign currencies, the Euro and the Australian Dollar, were both stronger in the second quarter and for the first six months of 2005 than in the comparable period of 2004. The Euro was approximately 5% stronger in the second quarter and 6% stronger for the first six months of 2005 compared to 2004 rates. The Australian Dollar was approximately 6% stronger in the second quarter and 4% stronger for the first six months of 2005 compared to 2004 rates.

As noted in previous calls, we attempt to balance our currency exposure in operating expenses by denominating a portion of our sales in Euros and Australian Dollars. We estimate that our sales for the second quarter and first six months of 2005 were approximately $251,000 and $436,000, respectively, higher in the comparable periods in 2004 as a result of revenues being denominated in a foreign currency.

Operating income for the second quarter of 2005 was $2,285,000, an increase of $806,000, or 54%, from the $1,479,000 reported in the second quarter of 2004. Operating income for the first six months of 2005 was $4,208,000, an increase of $1,830,000, or 43%, from the $2,378,000 reported in the first six months of 2004.

Operating income as a percent of revenue, or operating margin, was approximately 18.5% for the quarter and 17.7% for the first six months of 2005 and is 2.1 percentage points and 0.3 percentage points lower, respectively, than the same periods of 2004. The decline in operating margin is attributable to the decline in gross margin partially offset by the reduction in operating expenses as a percentage of revenue. The decline was consistent with management’s plan to accelerate revenue growth by increasing its investment in sales and marketing programs.

As we look forward, and as has been mentioned in previous calls, we plan to invest a portion of our increased operating profit in discretionary programs that will increase our sales and marketing capability, and over time, are expected to generate incremental revenues from new geographic regions or increase our penetration in existing markets.

Other income was $131,000 for the quarter $347,000 for the first six months of 2005 and is $163,000 and $302,000 better, respectively, than the same periods of 2004. The increase in other income and expense is primarily due to exchange gains that result from the combination of our increasing U.S. Dollar net asset position in our Belgian subsidiary and the continuing strengthening of the Euro versus the dollar.

In the May 2005, the Company initiated a program to hedge the income statement exposure to transactions gains or losses resulting from changes in currency rates. The cost of the hedging program, which was insignificant in the quarter, was the difference between the cost of funds borrowed in U.S. dollars and the investment income generated by converting the borrowed U.S. dollars into Euros and investing those Euros in short-term instruments. The net cost is included in net interest income and expense. I will comment a little further on the hedging program in my comments on the balance sheet.

The Company reported income tax expense of $851,000 and $1,609,000 for the second quarter and first six months of 2005, respectively. In 2004, the Company reported income tax expense of $519,000 and $941,000 for the second quarter and first six months, respectively. The effective tax rate for both the second quarter and first six months of 2005 was 35%. The effective tax rate for the second quarter and first six months of 2004 was 35% and 38%, respectively. The effective tax rate declined as projected earnings in countries where the Company has net operating loss carryforwards that can be used to offset taxable income are estimated to be higher in 2005 than they were in 2004.

Earnings before interest, taxes, depreciation, and amortization (EBITDA or operating cash flow if you will) from continuing operations was $2.7 million and $5.1 million for the second quarter and first six months of 2005, respectively. EBITDA in 2005 reflects an improvement of $1.1 million or 69% from the second quarter of 2004 and an improvement of $2.4 million or 46% for the first six months of 2004. The second quarter of 2005 reflected the tenth consecutive quarter of positive operating cash flow.

The makeup of our workforce as of June 30, 2005 was 113 people worldwide with 71 in sales, marketing and customer support, 27 in research and development and 15 in general and administrative.

I would now like to make a few comments on the balance sheet. Our net cash balance and working capital balance increased from the prior quarter as a result the Company’s strong operating performance. During the second quarter, our net cash balance, total cash less bank borrowings, increased $1.5 million, or 22%, to $8,009,000 from $6,555,000 at March 31, 2005. Our working capital increased $2.5 million, or 32%, to $10,325,000 from $7,839,000 March 31, 2005. Bank borrowings noted on the balance sheet of $1.9 million were borrowed under the line of credit and relate solely to our hedging program. There was no impact on working capital from the hedging program as the additional cash was offset by short-term debt.

During the quarter our Days Sales Outstanding in accounts receivable decreased from 57 days at March 31, 2005 to 54 days at the end of the second quarter.

The Company continues to have no term debt. The Company has $1.6 million, as of June 30, 2005, available for additional borrowings under its line of credit that is secured by its receivables.

Going forward, we expect that our cash balances and the positive operating cash flow projected for the balance of 2005 will be more than sufficient to meet all of our operating needs in 2005.

Now, I would like to turn the meeting back to Ken.

Comments on 2nd Quarter and Full-Year 2005 - Ken Hunt
First, I would like to comment on order backlog for Q3 2005. As of this date, we have firm orders with shipments scheduled for the 3rd Quarter of approximately $11.6 million. Any new orders received before quarter’s end and shipped during the quarter would be additive to this number. This backlog shows the growing strength of our order flow. The backlog is 107% higher than the backlog going in to Q3 2004 and $ 800,000 higher than the backlog we reported for the second quarter of 2005 just ended. In addition, the backlog is 57% higher than the $7.4 million in revenues reported for Q3 2004.

Today, we are updating our guidance for 2005. As in the past, we only comment on annual numbers, not quarterly numbers. Including the results of our recently acquired organization, AOS-Hagenuk, we are increasing our guidance for full year revenue growth from 55%-65% to 65%-75% for 2005 compared to 2004. We maintain our guidance for gross margins as a percentage of revenue to be in a range of 60-65%. Finally, we maintain our guidance for operating income as a percentage of revenue to be in the range of 13-18%. This operating income range is GAAP. Excluding the costs of integrating AOS, the amortization of the purchase price for AOS Hagenuk, and the non-cash costs associated with the Company’s equity compensation plan, the pro-forma range for operating income as a percentage of revenue is 15-20%. These numbers may change as the actual integration and amortization costs are more clearly defined.

Please note that the guidance we are giving today includes the organic growth of our business, the expected impact of the acquisition of AOS-Hagenuk, firm orders that we have received from VeriSign and firm orders we have for product related to the rollout of EMV. The guidance still does not include any amount of forecasted revenue from VeriSign. We plan to update guidance as appropriate when new quantifiable information is available.

In summary, we are very pleased with what we have accomplished in 2nd Quarter 2005. As in the past, we will not rest on our laurels and be satisfied with past performance as a measurement of our future achievements. You can rely on VASCO’s people to do their very best, always!

Q&A Session:
This concludes our presentations today and we will now open the call for questions. Operator